Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Sizzlin Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-127523 on Form S-8, Registration Statement No. 333-67641 on Form S-8 and Registration Statement No. 333-118934 on Form S-8 of Western Sizzlin Corporation (formerly Austins Steaks & Saloon, Inc.) of our report dated March 12, 2004, except as to note 4, which is as of March 29, 2004 and note 13, which is as of March 16, 2004, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Western Sizzlin Corporation (formerly Austins Steaks & Saloon, Inc.) and subsidiaries for the year ended December 31, 2003, which report is included in the December 31, 2005 Annual Report on Form 10-K of Western Sizzlin Corporation.

/s/ KPMG LLP

Roanoke, Virginia
April 5, 2006